Exhibit 10.27

BOARD OF DIRECTORS
AGREEMENT
Paxton Energy, Inc.

THIS AGREEMENT ("Agreement") is made to be effective as of the 1st day of April, 2010 (the “Effective Date”) between Paxton Energy, Inc., a Nevada corporation (“Company”), and Clifford Henry (“Director”).

R E C I T A L S

A.       Paxton (OTC BB: PXTE), whose principal office is located in Carson City, Nevada, is a small oil and gas exploration and production company.

B.      On or about March 17, 2010 Charles F. Volk, Jr. and Company executed an agreement (“Change of Control Agreement”), which provides for a change of control of Paxton, contemplates an infusion of capital and acquisition of producing and non-producing oil and gas properties, and replaces the existing directors of Company with three new directors.

C.      The Change of Control Agreement also contemplates, subject to approval of the stockholders of Company: (i) a reverse 1-for-3 stock split of the Company’s presently outstanding 23,586,139 shares of common stock, which would reduce the outstanding shares to 7,862,046 shares, and (ii) should the stockholders approve the 1-for-3 reverse stock split, following the issuance of approximately 15,001,630 shares of common stock to persons described in the Change of Control Agreement (including 300,000 shares to Director) - increasing the number of outstanding shares of common stock to approximately 22,900,000 shares of common stock - a second reverse 1-for-2.3 stock split of our then-issued and outstanding shares of common stock, which would reduce the number of outstanding shares of our common stock to approximately 10,000,000 shares.  The shares of common stock outstanding following both of these reverse stock splits are referred to as “Post-Both Split Shares”).

D.      On March 17, 2010, Director was appointed a member of the board of directors of Company (the “Board”) by vote of the Board to fill a vacancy on the board of directors as provided in the Bylaws of Company.

E.      The parties wish to document the duties, responsibilities, and remuneration of Director as a member of the Board.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.      Acceptance of Appointment.  Director hereby accepts the appointment as a member of the Board and agrees to serve as a director for the term and in the manner described herein.

2.      Services.

A.      Director agrees to use best efforts to undertake the following (collectively, “Services”):

(i) providing the services and discharging the responsibilities required of a director under the Certificate of Incorporation and Bylaws of Company, as they may be amended from time to time (the “Certificate and Bylaws”), the Private Corporations Law of the State of Nevada (Chapter 78, Nevada Revised Statutes), federal securities laws, and other state, federal, governmental, and quasi-governmental statutes, rules, regulations, and orders, as applicable;

(ii) attending scheduled meetings of the Board, either in person or by conference telephone, and when called upon, interfacing with officers, employees, consultants, and other directors of Company and with other parties having business relationships with Company at reasonable times and coordinated with Director’s other time commitments;

(iii) participating as a full voting member of the Board setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on committees of the Board, and reviewing management performance;

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(iv) providing additional services in connection with committees of the board of directors or specific projects, as described in Section 3, C below;

(v)  complying with Company’s rules, policies, and practices as they may from time to time be adopted or modified, including, on a continuing basis, disclosing any relationships of Director that might have a direct or indirect similarity or conflict with the scientific or business activities of Company;

(vi)  complying with rules and regulations applicable to public companies, including, without limitation, Section 403(a)  of The Sarbanes-Oxley Act and Section 16 of the  Securities Exchange Act of 1934, which require company insiders to disclose to the Securities and Exchange Commission information about stock transactions involving shares of the Company within two business days of when they occur;

(vii)  representing the stockholders and the interests of Company as a fiduciary.

B.      Director hereby grants to Company the right to use Director’s name, picture, and curriculum vitae in connection with any brochures, web sites, slide presentations, offering memoranda, and other materials describing Company and Director as a member of the Board.

3.      Compensation.   In consideration for the Services, Director shall receive the following (“Compensation”):

A.    Cash Compensation.  Director shall be paid Two Thousand Dollars ($2,000.00) per month commencing from the Effective Date (“Cash Compensation”).  Director’s Cash Compensation shall be paid quarterly within five (5) days from the end of each calendar quarter.  The amount of Cash Compensation shall be reviewed from time to time and may be increased depending on the amount of time spent by Director on the affairs of the Company.

B.      Stock Option Grants.  Company shall grant Director stock options under the Paxton Energy, Inc 2010 Stock Option Plan (“Option Plan”) for One Million (1,000,000) Post-Both Split Shares of Common Stock.  Options for all the shares granted shall fully vest upon the date of such grant, subject only to stockholder approval of the two reverse stock splits referred to above.  In the event the stockholders do not approve both reverse stock splits described above, the grant shall be void.  The Stock Option Agreement will be granted pursuant to and subject to the terms of the Option Plan, a copy of which has been delivered or is available to Director.  The terms of the Stock Option Agreement, which grants Director the options, and the terms of the Option Plan are incorporated herein by reference as if set forth in full.  The Exercise Price shall be determined by the Board based on the price of shares as of the date of the grant adjusted to the applicable price of Post-Both Split Shares.

C.    Board Committees and Specific Project Compensation.  The Bylaws of the Company contemplate various committees of the Board, such as the Audit Committee and the Compensation Committee.  In the event, Director is appointed by the board to serve on a committee or in the event the board asks Director to assist with a specific project, Director shall be entitled to additional compensation for services beyond of the scope of the standard responsibilities as a director.  When the scope of a committee assignment or a specific project is agreed to, the amount of compensation to Director for the services to be rendered by Director therefor shall be determined and shall be documented.  The amount of compensation shall depend on the nature and extent of the services agreed to be rendered.  Compensation can be paid either in cash,  based on an hourly, a per diem or monthly rate, in additional stock option grants, or a combination, and can include success or bonus amounts, as mutually agreed upon and documented in writing.

D.      Expense Reimbursement.  Expenses and costs incurred by Director in connection with performing the Services, including travel expenses, shall be paid or reimbursed in accordance with Company’s expense reimbursement policy set forth in the Company’s Expense Reporting Policy, or as otherwise documented and authorized in writing.

E.    Independent Contractor Relationship.  Director shall be and act hereunder as an independent contractor and shall not be deemed an employee of Company for purposes of employee benefits, income tax withholding, Federal Insurance Contributions Act (“FICA”) taxes, unemployment benefits or otherwise.  Nothing herein shall be construed as granting any authority to Director to enter into any agreement or incur any obligations on Company’s behalf.  Director further acknowledges that due to such independent contractor status, Director shall not be entitled to any fringe benefits provided by Company to its employees, such as paid vacation time, sick leave, or medical, dental, and vision insurance coverage.  Director shall be solely responsible for all taxes on the Compensation and other statutory obligations and contributions to be made under Social Security laws, the FICA, and the Self-Employment Contributions Act.

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4.      Company’s Responsibilities.

A.      Company shall supply, at no cost to Director, periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings, any materials required under the Certificate and Bylaws, documentation for any committee of the Board on which Director serves, and any other materials that may, by mutual agreement, be necessary for performing the Services.

B.      Company shall provide Director reasonable access to books and records of Company as necessary to enable Director to fulfill his obligations as a member of the Board.

C.      Company shall indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in the Certificate and Bylaws and Company’s indemnification agreement in favor of the Director. Company shall execute and deliver to Director a separate Indemnification Agreement, substantially in the form of the Indemnification Agreement executed and delivered to other members of the Board.

D.     Company will obtain and maintain directors’ and officers’ liability insurance in a limit of at least $5.0 million.  Director shall be entitled to the protection of any such insurance policies against all costs, charges, and expenses in connection with any action, suit, or proceeding to which Director may be made a party by reason of his affiliation with Company.

5.   Proprietary and Confidential Information.

A.  Definition.  During the Term, Director shall have access to or may become familiar with information that belongs to or is treated by Company as proprietary or confidential.  Such information includes, without limitation, information in tangible or intangible form relating to any of the following: (i) financial, marketing, business policies, business strategy, the identity of and information relating to Company’s potential opportunities, customers, employees, consultants, stockholders, sources of financing and deal flow, trade secrets, and work in progress; (ii) information that is required to be treated as “inside” information within the meaning of the Securities Exchange Act of 1934 and other securities laws and related regulations; (iii)  information received from others that Company is obligated to treat as confidential; and, (iv) other similar information that is customarily deemed to be of a proprietary nature.  All of the foregoing items are referred to herein as “Proprietary Information.”

B.  Exclusions.  Proprietary Information shall not include any information that: (i) is in the public domain at the time it was communicated to Director; (ii) enters the public domain through no fault, unauthorized act, or omission of Director during or after the Term; (iii) is known by Director without restriction prior to its disclosure by Company; (iv)  is made use of or is disclosed pursuant to written consent by Company; or, (v) is required to be disclosed during the course of any legal or administrative proceeding provided Director gives Company reasonable notice prior to such disclosure to allow Company a reasonable opportunity to seek a protective order or equivalent.

C.  Use of Proprietary Information. Director acknowledges and agrees that all such Proprietary Information is and shall remain the property of Company.  Director agrees not to disclose, misuse, or misappropriate any such Proprietary Information, directly or indirectly, to any other person or use any such Proprietary Information in any way, either during the Term or at any time thereafter, except as is required to carry out Director’s duties hereunder.

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D.  No Use of Others’ Confidential Information.  Director shall not disclose to Company, use, or induce Company to use any confidential or proprietary information or trade secrets of others.

6.  Unfair Competition.  Director agrees that the sale or unauthorized use or disclosure of any Proprietary Information by Director would constitute unfair competition.  Director agrees not to engage in any unfair competition with Company, whether or not such activity is described herein, either during the Term or following termination or expiration of the Term.

7.   Conflicts of Interest and Other Activities.

A.      Director represents and warrants that the performance by Director of the Services shall not breach any employer obligations, employer policies, or any other obligations to which Director is bound.  To the best of Director’s knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement.

B.      Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity as long as such activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to Company or its stockholders.  The ownership of less than a ten percent (10%) interest in an entity by itself shall not constitute a violation of this duty.

C.      Director agrees not to engage in any activity that creates an actual or perception of a conflict of interest with Company or is in direct competition with Company, including, but not limited to, serving as an employee, consultant, advisor, or director in any company or entity that competes directly with Company, as reasonably determined by a majority of Company’s disinterested board members.  Director agrees to notify the Board before engaging in any activity that may create a potential conflict of interest or competitive situation with Company.  Upon request from time to time by Company, Director will inform Company in writing of Director’s employment, consulting, board membership, and ownership relationships with other business entities.

8.      Term and Termination.

A.      The term of this Agreement (the “Term”) shall commence from the Effective Date and shall continue until the last date of the Director’s current term as a member of the Board.  This Agreement shall be automatically renewed on the date of the Director’s reelection as a member of Board for the period of such new term, unless the Board specifically determines not to renew this Agreement.   Any amendment to this Agreement must be approved by a written action of Board.  Amendments to Section 3, Compensation, increasing the amount of the Compensation shall not require the Director’s consent to be effective.

B.      This Agreement shall automatically terminate upon the death of the Director, upon Director’s resignation or removal from the Board, or upon failure to win reelection to the Board.  Company’s obligation in the event of termination shall be to pay the Director any payments due through the date of termination.  Termination shall not relieve either party of its continuing obligation under this Agreement with respect to confidentiality of Proprietary Information and other provisions which by their terms or nature survive termination.

C.      Director may resign at any time as a director as provided in the Certificate and Bylaws, as amended. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status as a director, except as provided in the Certificate and Bylaws, as amended, and under applicable law.

D.   Director further agrees that all property, including, without limitation, all equipment, tangible and intangible property, files, notes, computer disks, records, documents, similar items containing any Proprietary Information, whether prepared by Director or others, are and shall remain exclusively the property of Company and all copies thereof shall be returned to Company immediately upon expiration of the Term, except Director may keep a personal copy of compensation records relating to the Services and this Agreement.

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E.    Director agrees that following termination of this Agreement, Director shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company to the extent allowed by law and at Company’s expense in the defense of any action brought by any third party against Company that relates to the Services.

9.   Notices.  Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to a party by the other party shall be deemed given: (i) when personally delivered; (ii) one (1) business day after timely delivery to Federal Express, United Parcel Service or other courier for overnight delivery, charges prepaid; or (iii) if a fax number or email is set forth below, upon written confirmation by the fax machine or email program of the party sending the notice that the notice has been transmitted successfully to the receiving party’s fax machine or email address, in each case addressed. faxed, or emailed to the following:

Company:	Paxton Energy, Inc.		Director:	Cliff Henry
	Delivery:	295 Highway 50, Suite 2		256 North Street.
		Lake Village Professional Building		Rye, NY 10580
Stateline, NV 89449

	Mailing:	P.O. Box 1148
Zephyr Cove, NV 89448-1148

	Fax:	775 588-6350
	Email:	jimb@paxenergyinc..com		Email: chenry@cwhassociates.com

Either party may change his, her, or its address, fax number, or email address for notice purposes by a notice given in this manner.

10.     Assignment.  Director acknowledges that this is an agreement for personal services.  Director shall perform the Services individually and may not assign any rights nor transfer any of Director’s obligations under this Agreement to any other party.  Any attempt to do so shall be void.  Company shall be permitted to assign this Agreement in whole or in part.

11.      Consequential Damages.  In no event shall either party be liable to the other under any legal or equitable theory for special, consequential, exemplary, or punitive damages, including lost of profit, even if the other party has been advised of the possibility of such damages in advance.

12.      Force Majeure.  Except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this Agreement when such delay or failure is caused by government regulations, whether or not valid, fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party.

13.     Dispute Resolution - Mandatory Mediation and Arbitration as EXCLUSIVE Remedies.   The parties agree that all claims, disputes or controversies arising out of or relating to this Agreement that do not involve an action brought by a third party against either party shall be resolved and determined exclusively under mandatory mediation and arbitration procedures.  The parties hereby consent to personal jurisdiction for resolution of any disputes or claims as described hereafter.  Before filing for mandatory and binding arbitration, the parties shall be obligated first to seek by good faith efforts to resolve such matter by mediation.  As a condition precedent to filing for mandatory arbitration, a Notice of Claim shall be sent to the other party.  The Notice of Claim shall specify the nature of the dispute, controversy and claim and shall include the name of a proposed independent third party mediator or organization of mediators who shall be located in Northern Nevada or such other place as the parties may agree.  The party receiving the Notice of Claim shall within fifteen (15) days thereafter either consent to mediate the matter in front of the mediator or organization of mediators so proposed or suggest an alternative mediator or organization of mediators likewise so located.  The parties shall undertake good faith efforts for a period of thirty (30) days thereafter to appoint a mediator and submit the dispute, controversy or claims to mediation.  If the mediation attempt is not successful, either party thereafter shall be entitled to seek binding arbitration.  The parties by mutual consent may elect to have the mediator act as the neutral arbitrator to render mandatory and binding decision.  If either party objects to having the mediator act as the binding arbitrator, the dispute shall be referred to the American Arbitration Association (“AAA”) for appointment of a neutral arbitrator for a mandatory final and binding determination pursuant to the Commercial Rules (the “Rules”) of the AAA.   Binding arbitration shall be initiated by a written request for arbitration delivered by one party to the other party and to the AAA.  A neutral arbitrator shall be selected in accordance with the Rules.  This Agreement shall be governed in all respects by the laws of the State of Nevada as such laws are applied to agreements between Nevada residents entered into and to be performed entirely within such state.  Pending the hearing, the parties shall be entitled to undertake discovery proceedings, including the taking of depositions.  In addition to any other right or remedy for a breach, including an award of damages and attorneys’ fees and costs, the arbitrator(s) may order an injunction or other equitable relief, and such order may be enforced by an appropriate court.  The arbitrator(s) shall prepare an award in writing, which shall include findings of facts and any legal conclusions on which the decision is based.  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The foregoing provisions shall not apply in an action brought by a third party against either party and shall not preclude the filing of a cross-complaint or other pleading to join parties in such action without the requirements of prior mediation and arbitration provided above.

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 THE PARTIES HAVE READ AND UNDERSTAND THAT THIS SECTION SETS OUT CERTAIN MANDATORY MEDIATION AND ARBITRATION PROCEDURES TO RESOLVE ALL INTERNAL DISPUTES HEREUNDER. BY SIGNING THIS AGREEMENT, EACH PARTY AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF, TO BINDING ARBITRATION AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL.

	/s/ CH	/s/ CV
SO ACKNOWLEDGED AND AGREED:	____________________	____________________
	Director’s Initials	Initials of Company’s Agent

14.    No Waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that or any other term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for any other time.

15.    Severability.  If any term, provision, covenant, or condition of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

16.   Director Acknowledgment. Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement that Director has read and understands the Agreement, Director is fully aware of its legal effect, and Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth herein.

DIRECTOR:	COMPANY:
Paxton Energy, Inc.
a Nevada corporation

/s/ Clifford Henry	/s/ Charles Volk
________________________________	By: __________________
CLIFF HENRY	Its: Chairman/CEO

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